Exhibit 10.32

EXECUTION COPY

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSING AGREEMENT (“Agreement”) is entered into effective as of August 23, 2005, between Natural Alternatives International, Inc., a Delaware corporation (“NAI”), with its principal offices at 1185 Linda Vista Drive, San Marcos, California 92078, and Richard Linchitz, M.D. (“Linchitz”) an individual with a principal business address at 66 Highland Road, Glen Cove, New York 11542. The parties to this Agreement are sometimes referred to as “Party” or “Parties.”

RECITALS

A. NAI desires to research, formulate, manufacture, package and market nutritional supplements and related goods using the name, image, signature, voice, likeness, style and persona of Linchitz (“Linchitz Name”) in all channels of distribution worldwide.

B. Linchitz desires that NAI have an exclusive license to use the Linchitz Name to market nutritional supplements, dietary supplements and related materials, products and goods of any description in all channels of distribution worldwide and that NAI have the right to file applications for registrations and obtain registrations for, without limitation, patents, trademarks, logos, domain names and copyrights (“NAI Registrations” and as further defined in Section 2.2 below) in connection with NAI’s use of the Linchitz Name.

C. The success of NAI’s investment in the Linchitz Name, Linchitz Registrations and the NAI Registrations relies heavily on the enthusiasm of Linchitz in promoting the products as spokesperson in a variety of media, including NAI developed communications, and through active article and book writing and speaking engagements.

AGREEMENT

Incorporating the above recitals and in consideration of the covenants and obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

1.1 “Channels of Distribution” shall mean all channels of distribution including without limitation retail, Direct Response TV, Series TV, Direct Mail, Direct Response Radio, Direct Response Print and the Internet or World Wide Web. For purposes of this Agreement, “Internet” or “World Wide Web” or “Web” shall mean a system for accessing and viewing text, graphics, sound and other media via the collection of computer networks known as the Internet.

1.2 “Direct Competitor” shall refer to any person or business entity that develops items and/or sells products or provides services relating to the research, formulation, manufacture, packaging and marketing of nutritional products or other Products or services contemplated by this Agreement, excluding medical services and management provided by Linchitz (collectively, starting with the phrase “or services”, “Services”).

1.3 “Net Sales” shall mean the gross invoice amount billed by NAI to purchasers of the Products, less customer shipping and handling charges, credit card charge fees and returns actually credited.

1.4 “Product” or “Products” means all nutritional foods, nutritional and dietary supplements and related materials or products of any description, including without limitation capsules, tablets, powders, liquids, bars, creams, lotions, gels and other forms, using the Linchitz Name, Linchitz Registrations and NAI Registrations, packaged in any manner and promoted in any manner, both in accordance with the terms of this Agreement, including without limitation in newsletters, on the Internet, in workshops and at seminars, and all other attributes of such products whether currently existing or to be developed during the term as part of the Linchitz Name, Linchitz Registrations and NAI Registrations. The definition of Product includes any modification, derivative, alteration, improvement, enhancement or successor thereof (collectively “Enhanced Product(s)”) developed or contemplated by the Parties during the term of this Agreement; provided that, NAI demonstrates a bona fide good faith intent to market and sell any such contemplated Enhanced Product(s) within a commercially reasonable time of such contemplation. NAI shall have the right to have the labeling and all promotional materials for all Products include a representation that the Product has been manufactured by NAI.

1.5 “Territory” shall mean worldwide.

2.	GRANT OF LICENSE

2.1 Subject to the terms and conditions of this Agreement, Linchitz grants to NAI an exclusive, worldwide license to use the Linchitz Name and Linchitz Registrations on or in connection with the development, marketing and sale of any Products or services of NAI in all Channels of Distribution in the Territory during the term of this Agreement.

2.2 Linchitz grants to NAI the worldwide right to develop, use and register derivatives of the Linchitz Name for new NAI Registrations. NAI may combine any designation with the Linchitz Name so as to form without limitation a new trademark, service mark, trade name, patent, logo, domain name or copyright. Such NAI Registrations shall include any names or marks used by NAI prior to the Effective Date of this Agreement. Subject to the terms of this Agreement, NAI shall be the owner of the NAI Registrations (but not of the Linchitz Name incorporated therein or any registrations, applications, names or marks related thereto, collectively starting with “the Linchitz Name . . ”, the “Linchitz Registrations”). After Linchitz’s death or disability, NAI may use the Linchitz Name and NAI Registrations for any additional use contemplated by this Agreement provided that any such use is substantially consistent with the image, look and goodwill of the Linchitz Name. Notwithstanding the foregoing, Linchitz shall not have the right to use any mark or name which is identical to or likely to be confused with any mark or name owned by NAI.

2.3 NAI acknowledges that it is not and will not become by virtue of this Agreement the owner of any right, title or interest in and to the Linchitz Name or Linchitz Registrations in any form or embodiment. NAI shall promptly take all necessary actions to protect the Linchitz Name, Linchitz Registrations and the goodwill related thereto consistent with the provisions of this Section. All goodwill generated under this Agreement in the Linchitz Name and Linchitz Registrations shall inure to the benefit of Linchitz.

3.	DUTIES, WARRANTS AND REPRESENTATIONS OF LINCHITZ

3.1 Duties of Linchitz. In connection with this License Agreement and the rights granted hereunder, Linchitz warrants and represents to:

3.1.1 Use commercially reasonable best efforts to promote and develop the Linchitz Name and Linchitz Registrations and educate the general public about the benefits of using the Products through active writing of books, through active writing of articles in magazines, journals and other publications, through speaking engagements designed to teach about the benefits of the Products and through a variety of media including without limitation personal appearances on selected national and/or local network televisions and/or radio shows such as the Oprah Winfrey Show, Dateline, Larry King Live and Regis. In connection with such educational and promotional efforts, Linchitz shall maintain his medical license in all currently active jurisdictions and use commercially reasonable best efforts to maintain or expand the scope of distribution and public awareness of the existing programs, workshops, seminars, Web site, books and articles featuring the Linchitz Name and Linchitz Registrations (hereafter, all of the above, collectively, the “Linchitz Educational and Promotional Efforts”).

3.1.2 Devote such time, effort, attention and energies as commercially reasonably required to create print, videotape and audiotape materials connected to the development of custom produced Direct Response TV, Series TV, Direct Mail, Direct Response Radio and Direct Response Print programs and the Internet or World Wide Web and be responsible for participating in ongoing advertising and marketing efforts relating to the Products (hereafter, all of the above, collectively, the, “Linchitz’s Direct Marketing Efforts”).

3.1.2.1. Linchitz acknowledges the success of the Products and investment being made in the Linchitz Name and Linchitz Registrations by NAI depends heavily on Linchitz’s personality, persona, image and leadership and, that as the spokesperson for the brand, Linchitz’s dedicated good faith pronouncements are crucial to the successful marketing of all Products. Linchitz acknowledges and accepts that NAI will develop and that Linchitz will promote Linchitz approved communications that are highly personal, passionate and persuasive and that such communications must be delivered by Linchitz’s good faith credible voice.

3.1.2.2. Linchitz acknowledges familiarity with the types of acquisition marketing to be utilized by NAI under this Agreement and understands that successful acquisition marketing of those types is educational, aggressive, promises to solve a health problem, is outspoken and opinionated and showcases the passion and personality of the spokesperson doctor, provided that, any such marketing does not constitute a violation of any applicable law, rule or regulation of any government or regulatory body.

3.1.3 Remain knowledgeable and up to date with new research regarding nutrition and health and develop opinions based on new research and findings in the nutritional supplements industry. Remain knowledgeable and up to date regarding new ingredients, raw materials, studies and discoveries.

3.1.4 Regularly meet, confer and cooperate with NAI in connection with the development of Products and marketing plans, the prioritizing of Product development and marketing, the review of business ideas and issues facing Products and other action items related to the marketing of Products.

3.1.5 Make available to NAI a monthly business schedule and public and media appearance schedule and vacation schedule for use in scheduling meetings and conferences with NAI and for coordinating review of NAI’s promotional copy materials.

3.1.6 Subject to any known conflict with Linchitz’s vacation schedule, review, edit and approve within six (6) business days of receipt all new promotional copy with a focus on the technical accuracy of the information. Any failure to approve or disapprove of such materials in writing within the time period provided shall constitute approval. It is understood only new promotional copy will be reviewed by Linchitz and that minor modifications of current packages already tested do not require the further approval of Linchitz. For purposes of this subsection only and without amending or modifying any other section of this Agreement, the Parties agree notice or consent may be given via facsimile or email. All notices under this subsection delivered either by facsimile or email will be deemed to have been duly given one day after confirmation of receipt provided that in either case a confirmation copy of the facsimile notice or email notice shall also be subsequently delivered within one day either (i) by hand (prepaid, with written confirmation of receipt by such receiving Party) or (ii) via overnight delivery by a nationally recognized overnight delivery service (prepaid, receipt requested along with such receiving Party’s manual signature).

3.1.7 Cooperate to be available to NAI for up to ten (10) full business days each calendar year for exclusive business meetings or product development meetings with NAI. Linchitz shall be entitled to a per diem expense budget of One Hundred Fifty Dollars ($150) per day, adjusted from time to time through the term, plus reimbursement for reasonable travel related expenses and other approved costs incurred exclusively on behalf of NAI. Travel related expenses eligible for reimbursement include without limitation first class airfare, car and driver and hotel and meals accommodations. NAI shall approve and promptly reimburse Linchitz for travel related expenses incurred in connection with promotion of Products on a non-exclusive basis in amounts mutually agreed upon by the Parties.

3.1.8 Not knowingly permit, do or commit any act or thing that would degrade, tarnish, deprecate or disparage Linchitz, the Products or NAI or the public image of NAI in society or standing in the community and that Linchitz will terminate such activities promptly upon notice.

3.2 Additional Representations of Linchitz.

3.2.1 Linchitz represents he is the exclusive owner of all right, title and interest in and to (i) his image, signature, voice and likeness and goodwill appurtenant thereto, (ii) all rights of publicity in and to his name, image, likeness, voice, signature and other elements of his persona and identity, (iii) all rights in and to his name, (iv) all common law and statutory rights in the foregoing and has complete authority to grant this license to use the Linchitz Name in the manner and form provided in this Agreement.

3.2.2 Linchitz further represents (i) he has not received notice of any claim with respect to the Linchitz Name inconsistent with his exclusive ownership of the Linchitz Name and has not received notice at any time of any unauthorized use thereof; (ii) to the best of Linchitz’s knowledge and belief, the Linchitz Name does not infringe upon or violate any rights of any third party, and (iii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will violate or constitute a default under any agreement or instrument to which Linchitz is a party or by which he is bound.

3.2.3 Linchitz grants permission to NAI to conduct any reasonable physical examination, background test or drug test during the term of this Agreement. NAI shall bear all costs of such testing.

3.3 Competitive Protection. Effective as of the date of this Agreement and continuing throughout the term, Linchitz agrees:

3.3.1 to not render services in the form of advertising, publicizing, promoting, sponsoring or endorsing any items, products or services that compete in the marketplace with any Products or Services contemplated by this Agreement;

3.3.2 to neither permit nor authorize the use of the Linchitz Name or Linchitz Registrations, including without limitation the name and/or likeness (photograph and/or drawing), voice, signature and/or endorsement of Linchitz, by any Direct Competitor or by any third party whose items, products or services compete in the marketplace with any Products or services contemplated by this Agreement or that are manufactured by NAI;

3.3.3 to not allow Bio Quest medical centers (to the extent Linchitz has such restricted authority), an entity in which Linchitz has no formal relationship but one with which Linchitz is in negotiations to potentially do business with as an operator and manager of medical practices, or Metropolitan Medical Health Care and Wellness, a New York based medical facility owned by Linchitz, to use the Linchitz Name and Linchitz Registrations to promote items, products or services of any Direct Competitor or any third party whose items, products or services compete in the marketplace with any Products or services contemplated by this Agreement.

3.3.4 notwithstanding the foregoing, Linchitz is entitled to (i) use the Linchitz Name and Linchitz Registrations solely in connection with marketing, selling and distribution of Products in the Medical Health Care and Wellness channel of distribution or any other channel of distribution mutually agreed to by the Parties in writing, and (ii) operate, service and manage the Medical Health Care and Wellness medical practice in his sole discretion, provided all such activities under (i) and (ii) are not related in any way to the promotion of items, products or services of any Direct Competitor or any third party whose items, products or services directly compete in the marketplace with any NAI Products or Services contemplated by this Agreement; provided further that any such promotions, Products or Services or any restrictions placed upon Linchitz related thereto shall not conflict with Linchitz abiding by his sworn medical oath or professional ethical standards.

4.	DUTIES, WARRANTS AND REPRESENTATIONS OF NAI

4.1 Exclusive Duties of NAI. In connection with this License Agreement and the rights granted hereunder, NAI shall:

4.1.1 Have all responsibility for the funding and management of Product development, Product research, Product formulations and specifications, brand strategy, marketing, securing and maintaining registration of the Linchitz Name and Linchitz Registrations in the Territory and all related business operations including profit and loss management.

4.1.2 Have all responsibility for the funding and management of Linchitz Educational and Promotional Efforts and Linchitz’s Direct Marketing Efforts when such efforts are at the request of and managed by, through or on behalf of NAI. When such efforts are at the request of Linchitz, Linchitz shall present to NAI a budget and schedule for Linchitz Educational and Promotional Efforts and Linchitz Direct Marketing Efforts and obtain NAI’s written approval in advance, which approval shall be at NAI’s discretion, and NAI will then have all responsibility for the funding and management of such agreed to efforts.

4.1.3 Develop, fund, produce, distribute and/or maintain all marketing materials including all communications, Web site design and content, collateral, special reports, e-letters, public relations support and Product marketing.

4.1.4 Manage and fund cross functional teams consisting of without limitation research and development, packaging, legal, call center and fulfillment.

4.1.5 Take such actions as are commercially reasonable in an effort to successfully develop, promote, advertise and market the Products.

4.2 Additional Duties of NAI.

4.2.1 Take such actions, in accordance with the terms of this Agreement, as are commercially reasonable in an effort to design, develop, manufacture, promote, advertise, market and sell the maximum number of Products while maintaining quality and service to all customers.

4.2.2 Maintain a mutually agreed upon regular schedule of contact with Linchitz to discuss ideas, priorities, action steps and issues.

4.2.3 Review and/or provide material, in accordance with the terms of this Agreement, for inclusion in or use in connection with programs, workshops, seminars, Web site, books, CDs and audiotapes featuring the Linchitz Name and Linchitz Registrations.

4.2.4 Use reasonable best efforts to commence production, promotion, marketing and distribution of Products as soon as reasonably practical following the date of this Agreement.

4.2.5 Not knowingly permit, do or commit any act or thing that would degrade, tarnish or deprecate or disparage itself, the Products or Linchitz or the public image of Linchitz in society or standing in the community and that it will terminate such activities promptly upon notice.

4.3 Additional Representations of NAI.

4.3.1 NAI represents, warrants and covenants that: (i) it has the authority to enter into this Agreement; (ii) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder will violate or constitute a default under any agreement, order, judgment, decree or instrument to which NAI is a party or by which it is bound nor require NAI to obtain any-permit, consent or approval of any government or regulatory body, person, firm, corporation or other entity; (iii) it is the owner or valid licensee of all Product formulations, specifications and technical information about the Products, all packaging, designs and other intellectual property associated with the Products, and any element or component proprietary to NAI included in the Products or any part thereof, (iv) such Product formulations, specifications and technical information about the Products, all packaging, designs, materials and other intellectual property associated with the NAI Registrations, Products and any element or component proprietary to NAI included in the Products or any part thereof do not (a) infringe upon or violate any rights of any third party, or (b) constitute a violation of any applicable law, rule or regulation of any government or regulatory body, and (v) none of the actions contemplated by this Agreement will violate or constitute a default under any agreement, order, judgment, decree or instrument to which NAI is a party or by which it is bound and (vi) agrees to obtain and maintain and keep in full force and effect, at NAI’s expense, Commercial General Liability insurance on an occurrence basis as mutually agreed between the Parties.

4.3.2 NAI acknowledges that (i) Linchitz exclusively owns all right, title and interest in and to the Linchitz Name, which Linchitz Name has intrinsic value, and (ii) Linchitz otherwise reserves all rights and licenses to the Linchitz Name except those specifically granted to NAI herein.

5.	ROYALTIES

5.1 Royalties. NAI shall pay Linchitz a royalty on annual Net Sales revenue from Products.

5.1.1 Annual Net Sale Royalty. During the term of this Agreement and any renewals, the royalty due on annual Net Sales shall be:

5% of annual Net Sales not exceeding $5,000,000;

6% of annual Net Sales in excess of $5,000,000 but not exceeding $10,000,000;

7% of annual Net Sales in excess of $10,000,000 but not exceeding $25,000,000;

8% of annual Net Sales in excess of $25,000,000 but not exceeding $45,000,000;

9% of annual Net Sales in excess of $45,000,000 but not exceeding $75,000,000;

10% of annual Net Sales in excess of $75,000,000.

5.1.2 Royalty Payments. Royalty payments shall be made monthly, on or before the 30th day of the month succeeding the close of each calendar month. Each royalty payment shall be supplemented by a report setting forth the information described in Section 5.2. All payments shall be made in United States currency and be drawn on a United States bank. NAI is not required to pay a royalty for any Product purchased by or fulfilled for Linchitz pursuant to this Agreement. There shall be applied to any amounts not subject to good faith dispute not paid when due a delinquency charge, computed at the lesser of 1.5% per month or the maximum rate permitted by law, with interest accrued from the date the payment was originally due.

5.2 Reports and Inspection. NAI shall deliver a report to Linchitz within thirty (30) days after the end of each calendar month, which shall consist of an accurate statement of Net Sales of Products for such calendar month, along with any royalty payments due. Such reports shall be provided regardless of whether any Products were sold during the period covered by the report. The acceptance by Linchitz of any of the statements furnished or royalties paid shall not preclude Linchitz’s questioning the correctness at any time of any payments or statements. In connection therewith, Linchitz shall be entitled to examine or audit at his own expense the documents underlying the royalty statements described in this Section not more often than annually. The audit shall be conducted by an independent certified public accounting firm of Linchitz’s choosing and reasonably acceptable to NAI. The independent certified public accounting firm must enter into a confidentiality agreement reasonably acceptable to NAI and may not disclose any information learned in the course of such audit other than the existence and amount of underpayment, if any. Such audit must be conducted during NAI’s normal business hours in a manner that does not unduly interfere with NAI’s normal business activities. If any audit discloses underpayment of royalties, NAI shall promptly pay Linchitz the royalties, which in no event shall exceed thirty days from notification of any such underpayment. Linchitz is responsible for all expenses it incurs in connection with any audit unless the audit discloses an underpayment of royalties in excess of ten percent (10%), in which case, NAI shall promptly reimburse Linchitz for the reasonable and necessary cost of the audit. Any such underpayment shall be immediately due and payable, with interest accrued from the date the payment was originally due at the lesser of 1.5% per month or the maximum rate permitted by law.

6.	TERM OF AGREEMENT

6.1 Effective Date. The term “Effective Date” shall mean, and this Agreement is effective as, of the date first written above.

6.2 Term and Termination.

6.2.1 Initial Term. This Agreement shall remain in effect for a period of ten (10) years from the date hereof unless earlier terminated in accordance herewith. Upon expiration of the initial term, the term of this Agreement shall be automatically extended for successive one (1) year periods unless terminated by either Party by written notice delivered at least 90 days prior to expiration of any such period.

6.2.2 Right to Terminate by NAI. NAI may terminate this Agreement at any time for any reason upon giving Linchitz ninety (90) days notice.

6.3 Right to Terminate by Linchitz. Linchitz shall have the right to terminate this Agreement if:

6.3.1 After notice from Linchitz, NAI materially fails to comply with any covenant in this Agreement and such failure continues for more than thirty (30) days following receipt of written notice unless such failure cannot reasonably be cured within 30 days then only if NAI fails to commence such cure within thirty (30) days and diligently thereafter prosecutes such cure to completion within 90 days or other commercially reasonable time period;

6.3.2 Except as provided in Section 10.13, NAI assigns its rights to a party without first receiving the prior written consent of Linchitz;

6.3.3 NAI fails to make the royalty payments as required by Section 5 or any other payment within thirty (30) days following receipt of written notice from Linchitz of the late payment;

6.3.4 Commencing on January 1, 2009, if annual Net Sales have not reached $5,000,000 for the immediately preceding calendar year, NAI shall have the option to retain all rights and an exclusive license under this Agreement by paying to Linchitz the difference between the royalties actually paid to Linchitz pursuant to Section 5.1.1 and the royalties that would have been due if annual Net Sales reached $5,000,000 in the immediately preceding year. If annual Net Sales have not reached $5,000,000 for the immediately proceeding calendar year and NAI does not pay to Linchitz such difference, the Parties shall decide, within sixty (60) days of such calendar year, (i.e., on or before March 1st of such calendar year), through good faith negotiations, whether or not to continue their relationship, amend the terms of this Agreement or terminate this Agreement.

6.4 Termination on Specific Events. Either Party may terminate this Agreement immediately only if:

6.4.1 The other Party suspends or discontinues its business operations, makes any assignment for the benefit of its creditors, commences voluntary proceedings for liquidation in bankruptcy, admits in writing its inability to pay its debts generally as they become due or consents to the appointment of a receiver, trustee or liquidator of the other Party or of all or any material part of its property, or if there is an execution of a material portion of its assets.

6.4.2 The other Party shall commence any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts.

6.4.3 (A) There shall be commenced against the other Party any case, proceeding or other action of a nature referred to in Section 6.4.2 above which results in the entry of an order for relief or any such adjudication or appointment or remains undismissed, undischarged, unstayed or unbonded for period of ninety (90) days; or (B) there shall be commenced against the other Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets, which results in the entry of an order for any such relief which shall not have been vacated, discharged or stayed or bonded pending appeal within ninety (90) days from the entry thereof; or (C) the other Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A) or (B) above.

6.4.4 A Party acts in a manner deemed by the other Party to be in breach of either Section 3.1.8 or Section 4.2.5 of this Agreement whereupon the other Party shall have the right to give written notice of termination of this Agreement, providing complete information regarding the claimed breach and providing a period of ten (10) calendar days in which to either completely correct the conduct deemed in violation of either Section 3.1.8 or Section 4.2.5 to the reasonable satisfaction of the Party giving notice, or prove to the reasonable satisfaction of the Party giving notice that no violation occurred.

6.5 Duties on Termination. Upon termination of this Agreement, copies of all records related to Linchitz shall be kept by NAI for a minimum of three (3) years. The Parties shall cooperate and utilize their good faith reasonable best efforts to prepare such final reconciliations of accounts and amounts to be provided as between them in connection with such termination. Notwithstanding any of the foregoing, the termination or expiration of this Agreement shall not release any Party of any obligation to pay any monies that became due or owing or arose out of any transaction prior to the date of termination or expiration, and all fees, charges and any balances owed to Linchitz shall become due and payable in accordance with the terms of this Agreement.

7.	INTELLECTUAL PROPERTY; QUALITY CONTROL

7.1 Protection of Proprietary Components. NAI may seek in its own name and at its own expense, and if obtained, shall maintain appropriate patent, trademark, copyright or registration protection and ownership for any element or component proprietary to NAI that is included in the Products or any part thereof.

7.2 Ownership of Formulas, Specifications and Technical Information. All non-public formulas, specifications and technical information related to the Products, all NAI Confidential Information and all Products (collectively, “NAI Intellectual Property”) shall remain the exclusive property of NAI during and following the term of this Agreement and Linchitz disclaims all interest in such NAI Intellectual Property including without limitation any modifications or improvements made by Linchitz to NAI’s Intellectual Property during the term of this Agreement. During the term of this Agreement and at anytime thereafter, Linchitz shall not directly or indirectly develop, manufacture or market an “equivalent product” for any form of distribution using NAI’s Intellectual Property. For the purpose of this Agreement, “equivalent product” means any product formulated by Linchitz that substantially replicates the Products as to the combination of specific ingredients, nutrients, and functional features with Linchitz’s own ingredients and/or formulations.

7.3 Assignment Upon Termination. Upon termination or expiration of this Agreement and expiration of the Product Sell Off Period (if any), NAI shall (i) cease and desist from all use of the Linchitz Name and any Linchitz Registrations, and (ii) certify it has destroyed any remaining Products. For purposes of this Agreement, “Product Sell Off Period” means that one hundred eighty (180) day period following termination of the Agreement or expiration of the term or any extensions of this Agreement granted by Linchitz in this subsection to NAI to sell off finished Products on a non exclusive basis through all Channels of Distribution in the Territory.

7.4 Quality Control, Inspection Rights, Samples. Linchitz is familiar with and will rely upon NAI’s quality control measures for the production of Products. NAI’s manufacturing facilities shall meet all requirements established by state, local or federal regulations including without limitation Good Manufacturing Practices. Linchitz and his agents shall have access to inspect NAI’s facilities at all reasonable times while Products are in process for the purpose of conducting and performing quality control audits and shall have access to the results of any such test performed by NAI or at NAI’s direction. NAI shall be notified in advance of the names of all visiting personnel or agents and their intended dates of arrival. All such inspections must be conducted during NAI’s normal business hours in a manner that does not unduly interfere with NAI’s normal business activities. NAI grants Linchitz the right to request samples of finished product in reasonable quantities from time to time. NAI is not required to pay a royalty for any Product fulfilled to Linchitz in this manner. Breach of this section shall settle in accordance with Section 6.3.1 above.

7.5 Enforcement of Intellectual Property Rights.

7.5.1 In the event any Party becomes aware of any claim or unauthorized use, or infringement on the Linchitz Name, Linchitz Registrations or Products during the term of this Agreement, that Party shall immediately notify the other Party of such violation and shall consult with and cooperate in any way reasonably requested by the other Party with respect to the enforcement of all intellectual property rights.

7.5.2 NAI shall, at its own cost and expense, take all action necessary to enforce its rights and license and cause any violation with respect to the Linchitz Name and Linchitz Registrations to cease and be remedied. In the event NAI fails to take all action necessary to remedy any such violation, Linchitz shall have the right to promptly take such action at his own expense. In connection with such action, the Parties shall execute all papers reasonably necessary or appropriate in the discretion of the Party taking such action in response to a violation or infringement of the Linchitz Name and Linchitz Registrations, and shall testify in any legal action whenever reasonably requested to do so by the prosecuting Party.

7.5.3 In addition to their respective undertakings set forth in the preceding Sections, the Parties agree to render to each other all assistance reasonably requested of them in connection with the protection of the Linchitz Name and Linchitz Registrations and to make promptly available to one another information they possess or to which they have access that may be of use to the other in such protection.

7.5.4 Linchitz undertakes and agrees to maintain his existing image and public persona and will use commercially reasonable best efforts to further develop, improve and otherwise enhance his image and public persona. In no event will Linchitz knowingly take any action inconsistent with his public image or denigrate any of the Products or the Linchitz Name and Linchitz Registrations or in any way reflect negatively on the Products or the Linchitz Name and Linchitz Registrations.

8.	CONFIDENTIALITY

8.1 Duty to Protect Confidential Information. “Confidential Information” includes, but shall not be limited to, the Products, trade secrets, policies, procedures, techniques, designs, drawings, know-how, technical information, specifications, computer software, intellectual property, information and data relating to the development, research, testing, manufacturing, costs, marketing and uses of the Products and Services developed, manufactured or sold by NAI, its budgets and strategic plans, the identity and special needs of the disclosing Party’s customers for the Products and the disclosing Party’s databases and data, and all technology relating to disclosing Party’s business, systems, methods of operation, customer lists, customer information, business and financial information, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which that are non-public and pertain to the activities or operations of the disclosing Party. Confidential Information may only be used if necessary in the fulfillment of obligations of the recipient Party under this Agreement. Confidential Information shall not be used in any way which is directly or indirectly detrimental to the disclosing Party or its business.

8.1.1 Confidential Information shall be kept confidential by the receiving Party except that such Party may disclose the Confidential Information or portions thereof to those of his attorneys and agents (collectively, “Representatives”) who (i) absolutely need to know such Confidential Information and (ii) have previously agreed in writing to be bound by the terms and conditions as protective of the Confidential Information as those in this Agreement. The receiving Party agrees to be responsible for any breach of this Agreement by its Representatives.

8.1.2 All Confidential Information shall be treated by the receiving Party as secret and confidential and shall be held in trust for the disclosing Party. The receiving Party shall treat such information and take such steps to assure its continued confidentiality in like manner as it would use to protect its own trade secrets or confidential information and will not, except as required by law, disclose any such confidential information received from the disclosing Party to any third party who is not bound under a confidentiality and non-disclosure agreement.

8.2 Means of Protecting Confidential Information. NAI and Linchitz agree to take reasonable steps to ensure the proprietary and confidential nature of the other’s confidential information and the Linchitz Name, NAI Registrations, Linchitz Registrations and Products in which confidential information is embodied or included and to protect the same from loss or theft and agree to clearly mark such confidential information and properly indicate its proprietary nature.

8.3 Terms of Agreement. Except as otherwise required by law including, but not limited to, NAI’s disclosure obligations in connection with the U.S. Securities Act of 1934, the Parties agree that the terms of this Agreement are proprietary and confidential, as is the existence of this Agreement. Each Party agrees to maintain the existence of this Agreement and the terms and information contained herein strictly confidential and will not disclose any such information to any person who is not a Party hereto without the prior written consent of all Parties, which consent may be granted or withheld in the absolute discretion of each Party.

8.4 Provisions Divisible. It is agreed by all Parties that the foregoing covenants are appropriate and reasonable in light of the nature and extent of the business conducted by the Parties and their respective relationships. It is further agreed that the covenants set forth herein are divisible in the event they are held to be invalid, unreasonable, arbitrary or against public policy. Further, it is agreed by the Parties that if any court of competent jurisdiction or authorized arbitrator makes such a determination, they may determine what time period and geographical area are reasonably necessary to protect the Parties’ legitimate business interests and which are enforceable.

8.5 Irreparable Injury. Each Party acknowledges that damages at law will be an insufficient remedy for violation of the terms of this Section and that the other Party would suffer irreparable injury as a result of such violation. Accordingly, it is agreed upon application to a court of competent jurisdiction, the Parties may obtain injunctive relief to enforce the provisions of this Section of this Agreement, which injunctive relief shall be in addition to any other rights or remedies available to it or them.

8.6 Extended Term of Confidentiality. It is recognized by all Parties that due to their respective positions of confidence giving rise to access to confidential, proprietary information during the term of this Agreement, that the provisions of this Section 8 apply during the term of this Agreement and for a period of three (3) years thereafter.

9.	CLAIMS AND INDEMNIFICATION

9.1 Indemnification by NAI Against Third-Party Claims. NAI shall indemnify, defend, and hold harmless Linchitz from and against any damage, loss, expense (including reasonable attorneys’ fees and costs), award, settlement, or other obligation or liability arising out of any claims, demands, actions, suits, investigations or prosecutions that may be made or instituted against Linchitz, (i) arising from any alleged or actual breach of NAI’s representations and warranties contained herein, and (ii) any claims arising out of NAI’s, its subsidiaries, affiliated and/or controlled companies and all sublicensees, manufacturing, development, advertising, marketing, distribution, promotion, sale or use of Products.

9.2 Indemnification by Linchitz Against Third-Party Claims. Linchitz shall indemnify, defend and hold harmless NAI, its subsidiaries, affiliated and/or controlled companies as well as their respective officers, directors, agents, and employees, from and against all damage, loss, expense (including reasonable attorneys’ fees and costs), award, settlement, other obligation or liability, demands, actions, suits, investigations or prosecutions that may be made or instituted against them or any of them, arising out of (i) any alleged or actual breach of Linchitz’s representations and warranties contained in Section 3.2 above.

9.3 No Consequential Damages. In no event shall either Party or any person or entity that has been involved in the creation or production of the Products be liable to the other Party for any indirect, incidental, special or consequential damages, including without limitation loss of profits, loss of data or loss of goodwill, regardless of the form of action, arising out of or in connection with this Agreement, the furnishing of, performance or use of any Products, or any portion of the Products, and any other material and/or services provided for, or performed in connection with, this Agreement or either Party’s failure to perform their respective obligations to third parties, even if such party has been advised of the possibility of such damages.

9.4 Notwithstanding anything set forth in this Agreement, no limitation of liability or exculpation or hold harmless provision apply to any liability arising out of or in connection with acts or omissions that constitute bad faith, willful misconduct, gross negligence, or intentional breach of this Agreement.

9.5 Insurance. NAI shall carry products liability insurance with a combined single limit of at least Ten Million Dollars ($10,000,000). All insurance coverage required herein will provide primary coverage for all losses and damages caused by the perils or causes of loss covered thereby and any valid and collectible insurance available to Linchitz will be excess and non-contributory. NAI shall submit policies and/or certificates of insurance evidencing the above coverage upon Linchitz’s written request. NAI shall name Linchitz as an additional insured under such policies. In case of NAI’s failure to carry said coverage and/or furnish certificates of insurance or upon cancellation of any required insurance, Linchitz may, at his option, terminate this Agreement on 10 days notice unless NAI has obtained substitute insurance coverage before such insurance becomes canceled and provides Linchitz with satisfactory evidence thereof.

MISCELLANEOUS PROVISIONS

10.1 Sublicense. NAI may sublicense the rights and licenses granted pursuant to this Agreement and in any such sublicense agreement a provision shall be made so that Linchitz receives such revenue or royalty payment as provided for herein. Any sublicense granted in violation of this provision shall be void. Any sublicense granted hereunder will not release or discharge NAI from any liability or obligation hereunder and NAI is fully liable for any and all sublicensees.

10.2 Entire Agreement; Amendment. This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof and supersedes all prior or contemporaneous written or oral negotiations and agreements between them regarding the subject matter hereof. Only a writing manually signed by all Parties or by duly authorized corporate officers of a Party and clearly designated as an amendment to this Agreement by an appropriate heading may amend this Agreement.

10.3 Severability. If any provision or portion thereof of this Agreement is determined to be invalid or unenforceable, the provision or portion shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.

10.4 No Implied Waivers. The failure of either Party at any time to require performance by the other Party of any provision hereof shall not affect in any way the right to require such performance at any later time, nor shall the waiver by either Party of a breach of any provision hereof be taken or held to be a waiver of such provision.

10.5 Arbitration. Any dispute, controversy or claim arising from, out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, except allegations of violations of Federal or State securities laws, or where a party may suffer irreparable harm, will upon the request of any Party involved be submitted to any private arbitration service utilizing former judges as mediators and approved by the Parties. The dispute once submitted shall be settled by binding arbitration conducted in San Diego, California (or at any other place or under any other form of arbitration mutually acceptable to Parties involved). The single arbitrator shall follow and apply the federal rules of evidence and the applicable local federal rules of governing discovery in the arbitration. Any award rendered shall be final, binding and conclusive upon the Parties and shall be non-appealable, and a judgment thereon may be entered in the highest State or Federal court of the forum, having jurisdiction. The expenses of the arbitration shall be borne equally by the Parties to the arbitration, provided that each Party shall pay for and bear the cost of its own experts, evidence and attorneys’ fees, except that in the discretion of the arbitrator, any award may include the costs, fees and expenses of a Party’s attorneys.

10.6 Governing Law. This Agreement shall be construed and interpreted under the laws of the State of California. All disputes or controversies or questions arising under or relating to this Agreement between the Parties hereto in relation to this Agreement shall be construed and resolved under the laws of the State of California. Each Party acknowledges and waives any objection to venue for such disputes in state or federal courts sitting in San Diego, California. Any judgments upon the award entered by the arbitrator may be entered in the State or Federal Courts situated in the State of California.

10.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8 Captions. The captions of the sections and subsections of this Agreement are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limited or describe the scope or intent of the particular provision to which they refer.

10.9 Relationship of the Parties. The terms and provisions of this agreement are intended to be a license agreement and it shall not in any respect be construed to constitute NAI or Linchitz as the agent, employee, partner or joint venturer of the other. All persons employed by any Party in connection with the manufacture, distribution, marketing, promotion and sale of the Products shall be the employees or agents of that Party and under no circumstances shall a Party’s employees or agents be deemed to be employees or agents of any other Party.

10.10 Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given upon (i) delivery by hand (prepaid, with written confirmation of receipt), (ii) one day after deposit with a nationally recognized overnight delivery service (prepaid, receipt requested), or (iii) five days after deposit in the United States mail by certified delivery, postage prepaid, return receipt requested. Notices shall be sent in each case to the appropriate addresses indicated for each Party below, or to such other addresses as a Party may designate in writing by notice to the other Party:

If to NAI:	with a copy to:

Natural Alternatives International, Inc. 1185 Linda Vista Drive San Marcos, California 92078 Attn: President	Fisher Thurber LLP 4225 Executive Square, Suite 1600 La Jolla, California 92037 Attention: David A. Fisher

If to Linchitz:	with a copy to:

Richard Linchitz, M.D. 66 Highland Road Glen Cove, New York 11542	Collen IP 80 South Highland Avenue Ossining, New York 10562 Attn: Douglas Pulitzer

10.10.1 Designated Contact. If a specific contact person is designated in a provision, notice concerning the subject matter of such provision shall be directed to such person. The address, facsimile number or the name of any Party or contact person or other number may be changed by sending notice in the manner set forth above.

10.11 Key Man Insurance. NAI shall have the right but no obligation to apply for and purchase policies of life, health and accident insurance or disability insurance upon Linchitz in such amounts as NAI deems appropriate which life insurance as key man insurance shall designate NAI as the exclusive beneficiary. Linchitz agrees to aid NAI in procuring such insurance, including submitting to a physical examination, background test and drug test, and completing all forms required for application for any insurance policy and any other reasonable action requested by NAI in order to facilitate the issuance of such policies. NAI shall bear all costs of premiums associated with such policies.

10.12 Incapacity or Death of Richard Linchitz. Unless otherwise provided herein, the rights granted to NAI in this Agreement are intended to survive the incapacity or death of

Richard Linchitz. Upon the occurrence of any such event, all actions with respect to Richard Linchitz hereunder shall be exercisable on behalf of Richard Linchitz by another person (the “Linchitz Representative”) who, at the execution date of this agreement, is hereby designated by Richard Linchitz to be his wife Rita A. Linchitz.

10.12.1 If prior to the death of Linchitz, he is pronounced to be incapacitated (i.e., as being incapable of managing or conducting his own business affairs due to physical or mental infirmity) by the Linchitz Representative, then the Linchitz Representative shall thereafter and for so long as Richard Linchitz is incapacitated have full right to take all acts on behalf of Richard Linchitz under this Agreement. Any Linchitz Representative appointed in accordance with this Section shall have full right to take all acts on behalf of Richard Linchitz under this Agreement and NAI may rely on such acts as the lawful and duly authorized acts of Richard Linchitz.

10.13 Successors, Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Parties. NAI may only assign its rights and obligations under this Agreement to its Affiliate or in connection with a merger, reorganization or sale of all or substantially all of its assets. Any assignment in violation of this clause is void ab initio. Any such assignment will not release or discharge NAI from any liability or obligation hereunder. The rights and obligations of Linchitz are personal and may not be assigned. As used herein, Affiliate shall refer to any person or entity that is under direct or indirect control of NAI. The term “control” includes without limitation, ownership of interest representing a majority of the total voting power in an entity or the ability to manage or direct such entity.

10.14 Further Assurances. The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

10.15 Relief. Each Party acknowledges that damages at law will be an insufficient remedy for violation of certain terms of this Agreement and that the other Party would suffer irreparable injury as a result of such violation. Accordingly, it is agreed the Parties may obtain injunctive relief to enforce the provisions of this Agreement when a party may suffer irreparable harm, which injunctive relief shall be in addition to any other rights or remedies available to it or them.

10.16 Remedies. All remedies set forth in this Agreement are cumulative and in addition to and not in lieu of any other remedy of the Parties at law or in equity

[signature page follows]

The Parties have executed this Exclusive License Agreement as of the Effective Date.

NATURAL ALTERNATIVES INTERNATIONAL, INC. a Delaware corporation

By:	/s/ Randell Weaver
Randell Weaver, President

RICHARD LINCHITZ, M.D.

By:	/s/ Richard Linchitz, M.D.
Richard Linchitz, M.D.